STEMCELLS, INC. ACQUIRES SEMINAL NEURAL STEM CELL PATENT PORTFOLIO

NEWARK, Calif., (Oct. 29, 2013) – StemCells, Inc. (Nasdaq: STEM) today announced the acquisition of a portfolio of issued US and Canadian patents to which it had previously held an exclusive worldwide license. The portfolio broadly claims the manufacture and proliferation of purified populations of human neural stem cells and their use as therapeutics and as tools for drug discovery. The acquisition relieves the Company of all milestone and royalty obligations under the license agreements for products claimed by the patents, such as products derived from the Company’s proprietary HuCNS-SC® cells (purified human neural stem cells). The patents arose from the groundbreaking research of Samuel Weiss, Ph.D., and Brent Reynolds, Ph.D., while at the University of Calgary. As consideration for the portfolio, the Company will issue 139,548 shares of common stock to NeuroSpheres Holdings Ltd., an intellectual property holding company affiliated with the University of Calgary.

“These Weiss and Reynolds patents have been recognized time and time again as the seminal intellectual property pertaining to purified populations of human neural stem cells,” said Martin McGlynn, President and Chief Executive Officer of StemCells, Inc. “The potential value of these patents continues to grow in light of the encouraging data emerging from the clinical trials of our HuCNS-SC cells, and acquiring them outright on these terms was in the best interests of our stockholders.

“Moreover, we have sued a competitor, Neuralstem, Inc., for patent infringement under six of these patents. In the litigation, four of the six patents were submitted by Neuralstem for reexamination by the U.S. Patent and Trademark Office. All four survived reexamination and we look forward to having the opportunity to prove our case of infringement against Neuralstem in court.”

Key claims of the acquired patents include, among other things, cultures of neural stem cells derived from any source, including embryonic, fetal, juvenile, or adult tissue; compositions of matter, again regardless of the source of the cells and regardless of whether the cells were grown in either suspension or adherent culture or derived from induced pluripotent stem (iPS) cell technologies. One of the acquired patents, U.S. Pat. No. 7,166,277, has a term extending to 2024 and claims the use of human neural stem cells to remyelinate endogenous host cells, such as to treat spinal cord injury.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s proprietary HuCNS-SC® cells (purified human neural stem cells) are currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first three patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).   StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the prospect of enforcing the Company’s intellectual property against infringers, the potential breadth and length of patent protection in the United States or in any other geography; the company’s litigation prospects and potential recovery against Neuralstem; and the likelihood that any of the Company’s intellectual property will be found to be valid and enforceable. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations and to continue its ongoing litigation against Neuralstem; uncertainties regarding the validity and enforceability of the Company’s patents; litigation uncertainties; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541